Exhibit 99.1

For more information:
VIVUS, Inc.	Fleishman Hillard
Christina Wesigerber	Nina Ferrari
650-934-5240	415-318-4286
or
Marie Villalba
415-318-4254

FOR IMMEDIATE RELEASE

VIVUS APPOINTS TIMOTHY E. MORRIS AS CHIEF FINANCIAL OFFICER

MOUNTAIN VIEW, Calif. (November 9, 2004) VIVUS Inc. (Nasdaq NM: VVUS) today announced the appointment of Timothy E. Morris, CPA, as vice president, finance and chief financial officer, to serve as the Company’s principal financial officer and principal accounting officer. Mr. Morris will join the VIVUS management team effective today, November 9, 2004, and he will report to Leland F. Wilson, the Company’s president and chief executive office. His responsibilities will include oversight of the Company’s finance, accounting, investor relations, corporate communications, facilities and information systems functions.

Mr. Morris comes to VIVUS with over 20 years experience in corporate finance and operations. For the last 12 years he has held senior positions in the biotech industry, nine of those years as chief financial officer. Most recently, Mr. Morris served as member of the office of the president, chief financial officer and senior vice president of finance & administration at Questcor Pharmaceuticals Inc. Previous to this position, his healthcare experience included serving as vice president of finance & administration and chief financial officer at RiboGene, Inc., the predecessor company to Questcor. Prior to RiboGene, Mr. Morris served as chief accounting officer, acting chief financial officer and senior director, finance for Glycomed Incorporated. Mr. Morris earned a BS degree, cum laude, in Business with an emphasis in Accounting from California State University, Chico, and in 1996 Mr. Morris became a certified public accountant.

“We are pleased to welcome Tim to the VIVUS team as he brings significant Wall Street and life science industry experience, as well as operations and corporate finance experience. We believe Tim will make significant contributions to our efforts to increase shareholders’ value,” stated Leland Wilson. “I would also like to thank the members of the finance team, especially Lori Forrest. Ms. Forrest has acted as our interim principal financial and principal accounting officer, and has performed admirably while we sought to identify the right candidate for the vice president, finance and chief financial officer position.”

“I am excited about the opportunity to join VIVUS as chief financial officer,” commented Mr. Morris. “With several late stage clinical development programs underway, an experienced management team and board of directors, and quality investors, I believe VIVUS is well positioned to succeed in the marketplace.”

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VIVUS APPOINTS TIMOTHY E. MORRIS
AS CHIEF FINANCIAL OFFICER
November 9, 2004

VIVUS Inc. is a pioneer in the research and development of proprietary products to restore sexual function for men and women. VIVUS’ current product pipeline includes four products in late stage clinical development. For women, VIVUS has initiated its Phase 3 program with ALISTA™ for sexual arousal disorder, and anticipates entering Phase 3 studies with testosterone and estradiol for the treatment of sexual desire disorder and menopausal syndrome via its novel Metered Dose Transdermal Spray (MDTS®). The MDTS system is a next generation, patient-preferred transdermal drug delivery technology that delivers drugs through the skin non-invasively. For men, VIVUS is developing avanafil for erectile dysfunction which is currently in a Phase 2 program. VIVUS currently markets MUSE® (alprostadil) suppository in the US for the treatment of erectile dysfunction. For more information on clinical trials, products and corporate goals, please visit the Company’s web site at www.vivus.com.

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